                                                                   EXHIBIT 10.45

                              EMPLOYMENT AGREEMENT
                       (SENIOR VICE PRESIDENT-FINANCE AND
                            CHIEF FINANCIAL OFFICER)


         THIS EMPLOYMENT AGREEMENT (the "Agreement") by and between Global Preferred Holdings, Inc. ("Company"), and Bradley E. Barks ("You" or "Your", and together with the Company, collectively referred to as the "Parties"), is entered into and effective as of the 4th day of March, 2002 (the "Effective Date").(1) (1)Unless otherwise indicated, all capitalized terms used in this Agreement are defined in the "Definitions" section attached as Exhibit A. Exhibit A is incorporated by reference and is included in the Definition of "Agreement."

         WHEREAS, the Company is engaged in the Business;

         WHEREAS, the Company desires to employ You as Senior Vice President - Finance and Chief Financial Officer, and You desire to accept said employment with the Company;

         WHEREAS, Your position is a position of trust and responsibility with access to Confidential Information, Trade Secrets and information concerning employees and customers of the Company;

         WHEREAS, the Trade Secrets and Confidential Information, and the relationship between the Company and each of its employees and customers are valuable assets of the Company and may not be converted to Your own use;

         WHEREAS, the Company has agreed to employ You in exchange for Your compliance with the terms of this Agreement; and

         WHEREAS, the Company and You have agreed upon the terms and conditions of Your employment with the Company and the Parties desire to express the terms and conditions in this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, it is agreed:

         1.       Employment and Duties.

                  A. Company shall employ You as Senior Vice President - Finance and Chief Financial Officer in accordance with the terms and conditions set forth in this Agreement. You accept employment on the terms set forth herein. You shall report to the Chief Executive Officer of the Company.

                  B. You shall have such duties as set forth on Exhibit B ("Duties") and as may otherwise be assigned to You by the Chief Executive Officer or the Board of Directors of the Company from time to time.

                  C. You agree to devote all necessary working time required of Your position, to devote Your best efforts, skills and energies to promote and advance the business and/or interests of the Company, and to fully perform Your obligations under this Agreement. During Your employment, You shall not render services to any other entity, regardless of whether You receive compensation, without the prior written consent of the Company. You may, however, (i) engage in community, charitable, and educational activities, (ii) manage Your personal investments, and (iii) with the prior written consent of the Company, serve on corporate boards or committees, provided that such activities do not conflict or interfere with the performance of Your obligations under this Agreement or conflict with the interests of the Company.

                  D. As an officer of the Company, You owe a duty of care and loyalty to the Company, as well as a duty to perform Your Duties in a manner that is in the best interests of the Company.

                  E. You agree to comply with the policies and procedures of the Company as may be adopted and changed from time to time, including those described in the Company's employee handbook. Material changes to policies and procedures may be made from time to time by the Board of Directors. If this Agreement conflicts with such policies or procedures, this Agreement will control.

         2.       Compensation.

                  A. Base Salary. During the term of this Agreement, Company shall pay to You a base salary of $250,000.00 per year ("Base Salary"), subject to all applicable withholdings. Your Base Salary may be adjusted annually at the discretion of the Board of Directors. Your Base Salary shall be paid to You in accordance with the Company's normal payroll practices.

                  B. Bonus. During the term of this Agreement, You will receive an annual bonus if Your performance and the Company's performance meets certain criteria established from year to year by the Company's Board of Directors (the "Bonus"). You will not receive any Bonus if, due to termination for Cause or upon your resignation for other than Good Reason, You are not employed on the last day of the year for which the Bonus is to be paid, otherwise the Bonus is to be prorated based on Your satisfaction of such criteria as of Your termination date as determined by the Board of Directors in its discretion. The Bonus will be subject to all applicable withholdings and will be paid within ninety (90) days after the end of the calendar year.

                  C. Stock Options. As soon as possible after execution of this Agreement, the Company will request that the Board of Directors grant You an option to acquire 20,000 shares of the Company's common stock (the "Option"), subject to successful completion of a Qualified Public Offering. The Option shall be granted upon the effective date of such registration and the exercise price of the Option shall be the price to the public of the common stock in such offering. The Option will be subject to the terms and conditions of the Company's Stock Incentive Plan and a Stock Option Grant Certificate (the "Stock Option Certificate") to be prepared by the Company.

                  D. Executive Benefits. You shall be entitled to participate in all benefit plans as shall be in effect for all executive level personnel or applicable generally to employees of the Company from time to time, subject to the terms and conditions of such plans and programs. You shall also be entitled to reimbursement for all business travel and other out-of-pocket expenses reasonably incurred by You in the performance of Your services pursuant to this Agreement. All reimbursable expenses shall be appropriately documented in reasonable detail by You upon submission of any request for reimbursement, and in a format and manner consistent with Company's expense reporting policy. You shall also be entitled to such other reasonable miscellaneous benefits as the Board of Directors may deem appropriate.

                  E. Signing Bonus. The Company will pay You a signing bonus of $9,200 (the "Signing Bonus") on the Effective Date. The Signing Bonus will be subject to all applicable withholdings.

                  F. Relocation Expenses. The Company will pay You $59,450 towards the cost of relocating Your residence from Plymouth, Minnesota to Duluth, Georgia, payable upon receipt by the Company of satisfactory evidence of sale of Your home in Minnesota. In the event that Your total relocation costs exceed that amount for reasons beyond Your control, or such costs are not tax-deductible, then You may submit satisfactory evidence of all of such costs to the Company and the Company will review and consider additional reimbursement. The Company will also reimburse You for, or pay directly at the Company's option, Your actual rental costs for up to six months of temporary housing expenses in Atlanta (but not to exceed one month following the sale of Your home in Minnesota) and up to eight coach class round trip airline tickets for trips between Your current residence and Atlanta. If Your employment terminates during Your first year of employment for any reason, other than those reasons set forth in Sections 4B or 4F hereof, You agree to repay the Company 1/12th of the expenses described in this paragraph for each full month remaining prior to the first anniversary of the Effective Date. You agree to sign a promissory note reflecting this repayment obligation, upon request by the Company.

         3.       Term. The term of this Agreement shall be for a period of one
(1) year, beginning on the Effective Date and ending on February 28, 2003 (the "Initial Term"). The Agreement may be renewed for additional, consecutive one
(1) year terms (each, a "Renewal Term") following the termination of the Initial Term or any Renewal Term, upon the written agreement of the parties entered into prior to the expiration of the Initial Term or any Renewal Term, as the case may be. The Initial Term and, if this Agreement is extended in accordance with this Section, each Renewal Term, shall be referred to collectively herein as the "Employment Period." If this Agreement is not renewed in accordance with this Section, Your employment relationship will convert to an at-will relationship, meaning that You may terminate Your employment with the Company at any time and for any reason whatsoever simply by notifying the Company, and the Company may terminate Your employment at any time with or without cause or advance notice. If this Agreement is not renewed and Your employment converts to an at-will relationship, the period in which You continue to be employed with the Company shall not be included in the definition of "Employment Period" for purposes of this Agreement.

         4. Termination. This Agreement may be terminated upon the occurrence of any of the following events:

                  A. Expiration of the term of this Agreement, including the non-renewal of this Agreement in accordance with Section 3 above;

                  B. Your death, however, prorating of Bonus (to the extent earned by You prior to Your death) and options (to the extent vested as of the date of Your death) would transfer to Your estate subject to the terms and conditions of the Company's Stock Incentive Plan and Your Stock Option Certificate;

                  C. Your disability; "Disability" means Your inability, due to the condition of Your physical, mental or emotional health, to regularly and satisfactorily perform the Duties and Your responsibilities as an executive of the Company or its subsidiaries for a continuous period in excess of three months. If the existence of Your Disability shall be disputed by either Party, the determination by a physician duly licensed to practice medicine that such Disability exists shall be necessary to establish such Disability, unless You refuse to submit to appropriate examinations at the request of the Board, in which case the determination of the Board in good faith and after the requisite period of Disability shall be conclusive as to whether such Disability exists;

                  D. Mutual written agreement between You and the Company at any time;

                  E.       For Cause, as defined below:

                           1. Your material breach of this Agreement, provided that, if such breach is curable, You shall be entitled to written notice and a thirty (30) day opportunity to cure such breach;

                           2. Any act or omission by You that is, or is likely to be, materially injurious to the Company or the business reputation of the Company;

                           3. Your dishonesty, fraud, malfeasance, gross negligence or misconduct in the performance of the Duties or otherwise having an adverse affect on the Company;

                           4. Your continued failure to satisfactorily perform the Duties under this Agreement, to follow the direction (consistent with the Duties) of the Chief Executive Officer, the Board of Directors or any other individual to whom You report, or to follow the policies, procedures and rules of the Company, provided that, if such failure is curable, You shall be entitled to written notice and a thirty (30) day opportunity to cure such breach;

                           5. Your arrest, indictment for, or conviction of, or Your entry of a plea of guilty or no contest to, a felony or crime involving moral turpitude; or

                           6. Your resignation for other than Good Reason. You agree to give the Company sixty (60) days prior written notice of such resignation.

                  F. Your resignation for Good Reason which shall exist if the Company, without Your written consent, (i) takes any action which is inconsistent with, or results in the reduction of, Your then current title, duties or responsibilities, (ii) reduces Your then current Base Salary, (iii) reduces the benefits to which You are entitled on the Effective Date, unless a similar reduction is made for other executive employees; (iv) requires You to relocate

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more than seventy-five (75) miles from the location of the Company's offices on the Effective Date, (v) enters into a Change of Control transaction and the successor corporation, if it is not the Company, does not assume (by law or contract) the obligations of the Company hereunder, or (vi) does not offer to renew this Agreement pursuant to Section 3 above. Good Reason shall not include any isolated, insubstantial or inadvertent action that (i) is not taken in bad faith, and (ii) is remedied by the Company within thirty (30) days of receiving notice by You of such action. Good Reason shall only exist if You give written notice to the Company that Good Reason exists within thirty (30) days following the occurrence of the action upon which such Good Reason is based and specify therein such action and, if such action is not cured as provided above, You deliver your written resignation to the Board of Directors within five (5) days following the date the cure periods expire.

                  G. Termination of employment by the Company, for any reason not defined in sub-sections A-F above upon sixty (60) days written notice to You.

         5.       Post Termination Payment Obligations.

                  A. If this Agreement terminates for any of the reasons set forth in sub-sections 4A, 4B, 4C (except under the circumstances described in Section 5D below), 4D or 4E of this Agreement, then You shall be entitled to receive Your Base Salary through the termination date and any Bonus amounts you would be entitled to under Section 2B and thereafter the Company shall have no further obligations under this Agreement, but You shall continue to be bound by Sections 7A, 7B and 7C, and all other post-termination obligations contained in this Agreement.

                  B. If, within ninety (90) days following a Change of Control, this Agreement terminates for the reasons set forth in sub-sections 4F or 4G of this Agreement, then the Company shall pay You a separation payment equal to Your Base Salary in effect as of the date of termination for (i) three
(3) months, if You are terminated prior to completion of a Qualified Public Offering or (ii) twelve (12) months, if You are terminated after completion of a Qualified Public Offering, payable in accordance with the Company's normal payroll practices (or at the election of the Company, payable as a lump sum payment), and any prorated Bonus payments (to the extent earned by You prior to Your termination date). However, notwithstanding the forgoing, if the aggregate amounts payable to You pursuant to this Section 5B, together with any other payments made to You or on Your behalf by the Company as a result of such Change of Control, would cause You to receive aggregate "parachute payments" (as defined in Section 280G(b)(2)(A) of the Internal Revenue Code of 1986, as amended (the "Code")) exceeding three (3) times Your "base amount" (as defined in Section 280G(b)(3) of the Code), then the aggregate amounts payable to You pursuant to this Section 5B shall be reduced until Your aggregate "parachute payments" do not exceed three (3) times Your "base amount."

                  C. If this Agreement terminates for the reasons set forth in sub-sections 4F or 4G of this Agreement (other than under the circumstances described in Section 5B), then the Company shall pay You a separation payment equal to Your Base Salary in effect as of the date of termination for (i) three (3) months, if You are terminated prior to completion of a Qualified Public Offering or (ii) twelve (12) months, if You are terminated after completion of a Qualified Public Offering, payable in accordance with the Company's normal payroll practices (or at the election of the Company, payable as a lump sum payment), and any prorated Bonus payments (to the extent earned by You prior to Your termination date).

                  D. If this Agreement terminates for the reason set forth in sub-section 4C of this Agreement by reason of an injury which occurs in the course of the performance of Your duties for the Company, then the Company shall pay You a separation payment equal to three (3) months base salary in effect as of the date of termination, less the monthly amount that you are entitled to receive under any and all long-term and short-term disability insurance policies, payable over a period of three (3) months in accordance with the Company's normal payroll practices (or at the election of the Company, payable as a lump sum payment).

                  E. The Company's obligations under sub-section 5C shall be reduced by the aggregate amount of any compensation, equity, fees or other consideration received by You in connection with any services performed by You for any person or entity after the date of termination, regardless that such services were rendered by You as a partner, shareholder, consultant, employee or in any other manner whatsoever.

                  F. In the event that the term of this Agreement expires or this Agreement terminates prior to expiration of the Employment Period, the separation payments set forth in this Section 5 and the compensation received during any notice period shall constitute full satisfaction of the Company's obligations under this Agreement. The Company's obligation to make the separation payments contemplated in Sections 5A through 5D shall be conditioned upon Your:

                           1. Execution of a Separation and Release Agreement in a form prepared by the Company whereby You release the Company from any and all liability and claims of any kind; and

                           2. Compliance with the restrictive covenants (Sections 7A, 7B and 7C) and all post-termination obligations contained in this Agreement.

                  The Company's obligation to make the separation payments set forth in this Section 5 shall terminate immediately upon any breach by You of any post-termination obligations to which You are subject.

         6. Books and Records. You agree that all files, documents, records, customer lists, books and other materials which come into Your use or possession during the term of this Agreement and which are in any way related to the Company's business shall at all times remain the property of the Company, and that upon request by Company or upon the termination of this Agreement for any reason, You shall immediately surrender to Company all such property and copies thereof.

         7. Restrictive Covenants. You acknowledge that the restrictions contained in this Section 7 are reasonable and necessary to protect the legitimate business interests of the Company, and will not impair or infringe upon Your right to work or earn a living after Your employment with the Company ends.

                  A. Trade Secrets and Confidential Information. You represent and warrant that: (i) You are not subject to any agreement that would prevent You from performing Your duties for the Company or otherwise complying with this Agreement, and (ii) You are not subject to or in breach of any non-disclosure agreement, including any agreement concerning trade secrets or confidential information owned by any other party, which relate to any information you may use in performing your duties for the Company or the observance of which would impair your ability to perform your duties for the Company.

                  You agree that You will not: (i) use, disclose or reverse engineer the Trade Secrets or the Confidential Information, except as authorized by the Company; (ii) during Your employment with the Company, use or disclose
(a) any confidential information or trade secrets of any former employer or third party, or (b) any works of authorship developed in whole or in part by You during any former employment or for any other party, unless authorized in writing by the former employer or third party; or (iii) upon Your resignation or termination (a) retain Trade Secrets or Confidential Information, including any copies existing in any form (including electronic form), which are in Your possession or control, or (b) destroy, delete or alter the Trade Secrets or Confidential Information without the Company's consent.

                  The obligations under this Section 7A shall: (i) with regard to the Trade Secrets, remain in effect as long as the information constitutes a trade secret under applicable law, and (ii) with regard to the Confidential Information, remain in effect during the Restricted Period.

                  B. Non-Solicitation of Customers. During the Restricted Period, You will not solicit any Customer of the Company for the purpose of providing any goods or services competitive with the Business. The restrictions set forth in this Section 7B apply only to the Customers with whom You had Contact.

                  C. Non-Recruit of Employees. During the Restricted Period, You will not, directly or indirectly, solicit, recruit or induce any Employee to (a) terminate his or her employment relationship with the Company or
(b) work for any other person or entity engaged in the Business.

         8. Work Product. Your employment duties may include inventing in areas directly or indirectly related to the Business or to a line of business that the Company may reasonably be interested in pursuing. All Work Product shall constitute work made for hire and owned by the Company. If (i) any of the Work Product may not be considered work made for hire, or (ii) ownership of all right, title and interest to the legal rights in and to the Work Product will not vest exclusively in the Company, then, without further consideration, You hereby assign all presently-existing Work Product to the Company, and agree to assign, and automatically assign, all future Work Product to the Company.

                  The Company will have the right to obtain and hold in its own name copyrights, patents, design registrations, proprietary database rights, trademarks, rights of publicity and any other protection available in the Work Product. At the Company's request, You agree to perform, during or after Your employment with the Company, any acts to transfer, perfect and defend the Company's ownership of the Work Product, including, but not limited to: (i) executing all documents (including a formal assignment to the Company) necessary for filing an application or registration for protection of the Work Product (an "Application"), (ii) explaining the nature of the Work Product to persons designated by the Company, (iii) reviewing Applications and other related papers, or (iv) providing any other assistance reasonably required for the orderly prosecution of Applications.

                  You agree to provide the Company with a written description of any Work Product in which You are involved (solely or jointly with others) and the circumstances surrounding the creation of such Work Product.

         9. Release. You consent to the Company's use of Your image, likeness, voice or other characteristics in the Company's products or services. You release the Company from any claims which You have or may have for right of publicity, copyright infringement, or any other causes of action arising out of the use, distribution, adaptation, reproduction, broadcast or exhibition of such characteristics.

         10. Post-Employment Disclosure. During the Restricted Period, you will disclose that you have covenants (and the nature of those covenants) to persons and/or entities to whom You provide goods and services. If, during the Restricted Period, You provide services to another person or entity which provides goods or services competitive with the goods or services provided by the Company You shall provide the Company with such person or entity's name, Your job title and a description of the services You will provide.

         11. Injunctive Relief. You agree that if You breach Sections 7, 8, 9 and/or 10 of this Agreement: (i) the Company would suffer irreparable harm;
(ii) it would be difficult to determine damages, and money damages alone would be an inadequate remedy for the injuries suffered by the Company, and (iii) if the Company seeks injunctive relief to enforce this Agreement, You will waive and will not (a) assert any defense that the Company has an adequate remedy at law with respect to the breach, or (b) require that the Company submit proof of the economic value of any Trade Secret or Confidential Information. Nothing contained in this Agreement shall limit the Company's right to any other remedies at law or in equity.

         12. Severability. The provisions of this Agreement are severable. If any provision is determined to be invalid, illegal or unenforceable, in whole or in part, the remaining provisions and any partially enforceable provisions shall remain in full force and effect.

         13. Attorneys' Fees. In the event of litigation relating to this Agreement, the prevailing party shall be entitled to recover attorneys' fees and costs of litigation in addition to all other remedies available at law or in equity.

         14. Arbitration With Respect to Certain Matters. The parties agree to submit to arbitration, in accordance with these provisions, any claim or controversy arising from or related to the alleged breach of this Agreement, provided that claims or disputes of the types described in Sections 7, 8, 9, 10 or11 above shall not be subject to this Section 14. The parties further agree that, other than with respect to claims or disputes of the types described in
Section 11 above, the arbitration process agreed upon herein shall be the exclusive means for resolving all disputes made subject to arbitration herein, but that no arbitrator shall have authority to expand the scope of these arbitration provisions. Any arbitration hereunder shall be conducted under the Model Employment Procedures of the American Arbitration Association (AAA) and the parties agree that the Federal Arbitration Act shall govern the proceedings. Either party may invoke arbitration procedures herein by written notice for arbitration containing a statement of the matter to be arbitrated. The parties shall then have fourteen (14) days in which they may identify a mutually agreeable, neutral arbitrator. After the fourteen (14) day period has expired, the parties shall prepare and submit to the AAA a joint submission, with each party to contribute half of the appropriate administrative fee. In the event the parties cannot agree upon a neutral arbitrator within fourteen (14) days after written notice for arbitration is received, their joint submission to the AAA shall request a panel of nine arbitrators who are practicing attorneys with professional experience in the field of employment law, and the parties shall attempt to select an arbitrator from the panel according to AAA procedures. Unless otherwise agreed by the parties, the arbitration hearing shall take place in Atlanta, Georgia at a place designated by the AAA. All arbitration procedures hereunder shall be confidential. The arbitrator shall have authority to include all or any portion of costs of such arbitration in an award. The arbitrator shall not have the power or authority to award indirect, special, incidental, consequential, exemplary, or punitive damages. The arbitrator may include equitable relief. Any arbitration awarded shall be accompanied by a written statement containing a summary of the issues in controversy, a description of the award, and an explanation of the reasons for the award. It is understood and agreed by the parties that their agreements herein concerning arbitration do not otherwise alter the terms and conditions of employee's employment as provided by this agreement.

         15. Waiver. Any Party's failure to enforce any provision of this Agreement shall not act as a waiver of that or any other provision. Any Party's waiver of any breach of this Agreement shall not act as a waiver of any other breach.

         16. Entire Agreement. This Agreement, including Exhibits A and B, which are incorporated by reference, constitutes the entire agreement between the Parties concerning the subject matter of this Agreement. This Agreement supersedes any prior communications, agreements or understandings, whether oral or written, between the Parties relating to the subject matter of this Agreement. Other than terms of this Agreement, no other representation, promise or agreement has been made with You to cause You to sign this Agreement.

         17. Amendments. This Agreement may not be amended or modified except in writing signed by both Parties.

         18. Successors and Assigns; Survival. This Agreement shall be assignable to, and shall inure to the benefit of, the Company's successors and assigns, including, without limitation, successors through merger, name change, consolidation or sale of a majority of the Company's stock or assets, and shall be binding upon You. You shall not have the right to assign Your rights or obligations under this Agreement. The covenants and provisions contained in Sections 5 through 23 of this Agreement shall survive cessation of Your employment with the Company, regardless of the reason for cessation of Your employment and regardless of who causes the cessation.

         19. Governing Law. The laws of the State of Georgia shall govern this Agreement. If Georgia's conflict of law rules would apply another state's laws, the Parties agree that Georgia law shall still govern.

         20. No Strict Construction. If there is a dispute about the language of this Agreement, the fact that one Party drafted the Agreement shall not be used in its interpretation.

         21. Notice. Whenever any notice is required, it shall be given in writing addressed as follows:

         To Company:             Global Preferred Holdings, Inc.
                                 11315 Johns Creek Parkway
                                 Duluth, Georgia 30097
                                 Attn: Chief Executive Officer

         With a Copy to:         Morris, Manning & Martin, LLP
                                 3343 Peachtree Road, NE, Suite 1600
                                 Atlanta, Georgia 30326
                                 Attn: Ward S. Bondurant, Esq.

         To employee:            Bradley E. Barks
                                 2600 Jewel Lane
                                 Plymouth, MN  55447

         Notice shall be deemed given and effective three (3) days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received. Either Party may change the address for notice by notifying the other party of such change in accordance with this Section.

         22. Consent to Jurisdiction and Venue. You agree that any claim arising out of or relating to this Agreement shall be (i) brought in the Superior Court of Fulton County, Georgia, or (ii) brought in or removed to the United States District Court for the Northern District of Georgia, Atlanta Division. You consent to the personal jurisdiction of the courts identified above. You waive (i) any objection to jurisdiction or venue, or (ii) any defense claiming lack of jurisdiction or improper venue, in any action brought in such courts.

         23. Affirmation. YOU acknowledge that YOU HAVE carefully read this Agreement, YOU know and understand its terms and conditions, and YOU HAVE had the opportunity to ask the Company any questions YOU may have had prior to signing this Agreement.

                         [SIGNATURES BEGIN ON NEXT PAGE]

                    [SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.



                                  GLOBAL PREFERRED HOLDINGS, INC.:

                                  By:/s/ Edward F. McKernan
                                     -------------------------------------------
                                     Edward F. McKernan, Chief Executive Officer


                                  BRADLEY E. BARKS

                                  /s/ Bradley E. Barks
                                  ----------------------------------------------
                                  Bradley E. Barks

                                    EXHIBIT A

                                   DEFINITIONS

A. "Business" shall mean the business of providing reinsurance for life insurance and annuities.

B. "Change of Control" is used herein as defined in the Company's Stock Incentive Plan.

C. "Company" means Global Preferred Holdings, Inc., its parents, subsidiaries, affiliates and all related companies, as well as their respective officers, directors, shareholders, employees, agents and any other representatives.

D. "Confidential Information" means information of the Company, to the extent not considered a Trade Secret under applicable law, that (i) relates to the Business, (ii) possesses an element of value to the Company, (iii) is not generally known to the Company's competitors, and
         (iv) would damage the Company if disclosed. Confidential Information includes, but is not limited to, (i) future business plans, (ii) the description, schematic or design of products or future products of the Company, (iii) advertising or marketing plans, (iv) information regarding independent contractors, employees, clients and customers of the Company, and (v) information concerning the Company's financial structure and methods and procedures of operation. Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure, (ii) has been independently developed and disclosed by others without violating this Agreement or the legal rights of any party, or (iii) otherwise enters the public domain through lawful means.

E. "Contact" means any interaction between You and a Customer, which (i) takes place in an effort to establish, maintain, and/or further a business relationship on behalf of the Company and (ii) occurs during the last year of Your employment with the Company (or during Your employment if employed less than a year).

F. "Customer" means any person or entity to whom the Company has sold its products or services, or solicited to sell its products or services.

G. "Employee" means any person who (i) is employed by the Company at the time Your employment with the Company ends, (ii) was employed by the Company during the last year of Your employment with the Company (or during Your employment if employed less than a year), or (iii) is employed by the Company during the Restricted Period.

H. "Qualified Public Offering" is a firm commitment underwritten public offering of common stock completed by the Company before December 31, 2003.

I. "Restricted Period" means the time period during Your employment with the Company, and for one year after Your employment with the Company ends.

J. "Trade Secrets" means information of the Company, and its suppliers, clients and customers, without regard to form, including, but not limited to, technical or non-technical data, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plans, product plans, or lists of actual or potential customers or suppliers which is not commonly known by or available to the public and which information (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

K. "Work Product" means (a) all ideas, concepts, marketing strategies, management techniques, product development, methods, designs, analyses, drawings, reports, and/or works of authorship, including but not limited to, discoveries, ideas, concepts, properties, formulas, compositions, methods, programs, procedures, systems, techniques, products, improvements, innovations, writings, pictures, audio, video, images of You, and artistic works and (b) any subject matter protected under patent, copyright, proprietary database, trademark, trade secret, rights of publicity, confidential information, or other property rights, including all worldwide rights therein, that is or was conceived, created or developed in whole or in part by You while employed by the Company and that either (i) is created within the scope of Your employment, (ii) is based on, results from, or is suggested by any work performed within the scope of Your employment and is directly or indirectly related to the Business or a line of business that the Company may reasonably be interested in pursuing, (iii) has been or will be paid for by the Company, or (iv) was created or improved in whole or in part by using the Company's time, resources, data, facilities, or equipment.

                                    EXHIBIT B

           SENIOR VICE PRESIDENT - FINANCE AND CHIEF FINANCIAL OFFICER

POSITION RESPONSIBILITIES:

Report to the Chief Executive Officer on a monthly basis or as otherwise requested.

Lead, manage and direct financial functions of the Company, including oversight of the accounting, actuarial and investor relations' activities on a day-to-day basis with responsibility for vision, process, growth, profitability and effectively implementing the Company's business strategies.

Coordinate the daily financial business of the Company. The actions and decisions of the Chief Financial Officer shall reflect good professional conduct and good communication in relationship to all employees and the profitable operation of the Company.

Develop the annual budget of the Company, present it to the Chief Executive Officer and Board of Directors for approval, and adhere to the budget at all times.

Implement the business plan as approved by the Board, including such interaction with investors, analysts, rating agencies and customers as required.

On a monthly basis, work with the bookkeeper, accountant(s) and Controller to provide the Chief Executive Officer and Board of Directors with complete financial data of the Company to include accurate information statement, balance sheet and other relevant financial data as requested by the Board.

Prepare and maintain corporate records for periodic, spot audits by Company.

Oversee the financial management of the Company, keep accurate records, and perform those functions necessary for the orderly operation of the Company, including such involvement in the actuarial and investment functions that may be required.

Adhere to all federal and local laws as they relate to the operation of the Company, including adherence to accounting principals generally accepted in the United States of America.

Develop, implement, and maintain the Company's stock option plans.

Assist in raising capital, as required.

Negotiate transactions with partners and customers as required.

Perform other duties as assigned by Chief Executive Officer or such other executive as may be designated by the Chief Executive Officer or Board of Directors of Company, from time to time.


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